Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference to the Registration Statement of WageWorks, Inc. on Form S-3 to be filed on or about August 12, 2013 of our report dated March 5, 2012, on our audits of the financial statements of TransitCenter, Inc. as of December 31, 2011 and 2010 and for each of the years in the two-year period then ended, which report was included in our Current Report on Form 8-K to be filed on or about August 12, 2013.

We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EisnerAmper LLP

August 12, 2013

Iselin, New Jersey